Exhibit 10.2

Execution Version

LETTER AGREEMENT

THIS LETTER AGREEMENT, dated as of September 12, 2023 (this “Letter Agreement”), is entered into by and among X-Energy Reactor Company, LLC, a Delaware limited liability company (the “Company”), Ares Acquisition Corporation, a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation (the “Domestication”) prior to the closing of the Business Combination (together with any successor thereto, including after the Domestication (“SPAC”), and Ghaffarian Enterprises, LLC (the “Guarantor”).

WHEREAS, X-Energy LLC, a wholly owned subsidiary of the Company, and Pershing LLC, an affiliate of Bank of New York Mellon (the “Lender”), and in certain cases other parties, entered into a series of loan documents (collectively, the “Loan Documentation”) described on Exhibit A to that certain Reimbursement Agreement and Guaranty, pursuant to which the Lender extended credit to X-Energy LLC in an amount not to exceed $30,000,000 (the “Credit Line”) and the Guarantor agreed to provide credit support guarantees (the “Credit Support Guarantees”) with collateral including marketable securities (the “Credit Support”), in each case in favor of Lender for the benefit of the Company.

WHEREAS, the Company and Guarantor entered into that certain Reimbursement Agreement and Guaranty, dated as of April 26, 2021, as amended by that certain Amended and Restated Reimbursement Agreement and Guaranty, dated as of July 1, 2022, as further amended by that Amended and Restated Reimbursement Agreement and Guaranty, dated as of January 16, 2023 (as amended and restated, the “Reimbursement Agreement and Guaranty”), pursuant to which the Company agreed to reimburse, pay and make whole the Guarantor for any amounts paid or deemed paid by Guarantor in connection with the Loan Documentation, Credit Support Guarantees or Credit Support, in each case covering such increased amount of credit including value of any Credit Support used for repayment of the Lender, or any other indebtedness (including interest), obligations and liabilities of every kind and nature from time to time pursuant to the Loan Documentation.

WHEREAS, the Company and SPAC entered into the Business Combination, dated as of December 5, 2022 (as amended by the First Amendment to the Business Combination Agreement, dated as of June 11, 2023, and that Second Amendment to the Business Combination Agreement, dated as of the date of this Letter Agreement, and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, SPAC and, solely for purposes of Section 1.01(f), Section 6.25, and Article IX of the Business Combination Agreement, each of The Kamal S. Ghaffarian Revocable Trust, IBX Company Opportunity Fund 1, LP, a Delaware limited partnership, IBX Company Opportunity Fund 2, LP, a Delaware limited partnership, IBX Opportunity GP, Inc., a Delaware corporation, GM Enterprises LLC, a Delaware limited liability company, and X-Energy Management, LLC, a Delaware limited liability company. Subject to the terms of the Business Combination Agreement, SPAC and the Company will, among other things, consummate a business combination and related transactions contemplated by the Business Combination Agreement (the “Business Combination”).

WHEREAS, in order to facilitate the consummation of the Business Combination, on the date of this Letter Agreement, SPAC and AAC Holdings II LP, a Delaware limited partnership (the “Investor”), entered into that certain Subscription Agreement (the “Subscription Agreement”), pursuant to which the Investor agreed to purchase Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”) of SPAC (after giving effect to the Domestication) on the terms and conditions specified in the Subscription Agreement, in a private placement.

WHEREAS, as a condition to the willingness of SPAC to enter into the Subscription Agreement, the Company and Guarantor have agreed to enter into this Letter Agreement.

1. DEFINED TERMS. Capitalized terms used but not defined in this Letter Agreement shall have the meanings given to them in the Business Combination Agreement.

2. REPAYMENT AND ISSUANCE.

(a) (i) Prior to the closing of the Business Combination (the “Closing”), the Guarantor shall contribute or cause to be contributed (in a manner reasonably determined by Guarantor) to the Company (the

“Contribution”), an amount in cash equal to all outstanding amounts owed by the Company to the Lender under the Credit Line as of the date of the Closing (collectively, the “Repayment Obligations”), and (ii) upon such contribution, the Company will issue to Guarantor (or its designee), units of the Company (the “OpCo Units”) with a value equal to the amount of the Repayment Obligations.

(b) Immediately following the transactions described in Section 2(a), (i) the Company shall cause the Repayment Obligations to be paid to the Lender in satisfaction of the Credit Line, and (ii) upon such payment of the Repayment Obligations and payment to the Guarantor of the amount accrued and payable to Guarantor as of the Closing related to Credit Support Guarantees under the Reimbursement Agreement and Guaranty, the Reimbursement Agreement and Guaranty shall terminate and be of no further force and effect. The Company shall not pay or cause to be paid to the Lender any outstanding amounts owed by the Company to the Lender under the Credit Line except for (i) amounts paid or to be paid in connection with the transactions contemplated by this Letter Agreement, (ii) fees and/or reimbursements owed to the Guarantor pursuant to the Reimbursement Agreement and Guaranty related to the Credit Support Guarantees and (iii) accrued and unpaid interest due to the Lender as of the time of closing of the Business Combination.

(c) In connection with the BCA Closing, Guarantor (or its applicable designee) will contribute OpCo Units with a value equal to the amount of the Repayment Obligations to SPAC, and SPAC will issue to Guarantor (or its applicable designee) a number of Preferred Shares determined by dividing (i) the aggregate amount of the Repayment Obligations, by (ii) $1,000.00 per share (the “Per Share Purchase Price”). Notwithstanding the foregoing, no fractional Preferred Shares will be issued in connection with the transactions contemplated by this Letter Agreement. The number of Preferred Shares the Guarantor (or its designee) will be entitled to receive pursuant to this Section 2(c) will be rounded down to the nearest whole Preferred Share, and SPAC will deliver cash in lieu of the related fractional Preferred Share in an amount equal to the product of (A) such fraction and (B) the Per Share Purchase Price.

3. NO ASSIGNMENT. Neither the Company nor the SPAC nor the Guarantor shall assign any of their respective rights, interests or obligations in this Letter Agreement, whether in whole or in part, to any Person without the prior written consent of the other parties to this Letter Agreement. Notwithstanding the foregoing, Guarantor may assign its obligations under this Letter Agreement to any of its affiliates. No such assignment shall relieve Guarantor of any of its obligations under this Letter Agreement. Any purported assignment or delegation in contravention of this Section 3 shall be void ab initio.

4. NOTICES. All notices, consents, waivers and other communications under this Letter Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, to the applicable party to this Letter Agreement at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

X-Energy Reactor Company, LLC

801 Thompson Avenue, Suite 400

Rockville, MD 20852

Attn: Steve Miller

Email: smiller@x-energy.com

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Attn: Paul Sheridan; Nicholas P. Luongo

Email: paul.sheridan@lw.com; nick.luongo@lw.com

if to the Guarantor:

Ghaffarian Enterprises, LLC

801 Thompson Avenue

Rockville, MD 20852

Attn: Chief Financial Officer and Chief Legal Officer

Email: matt@ibx-llc.com; ted@ibx-llc.com

If to the SPAC:

Ares Acquisition Corporation

245 Park Avenue, 44th Floor

New York, New York 10167

Attn: Allyson Satin; Anton Feingold

and

Ares Acquisition Corporation

2000 Avenue of the Stars

Suite 1200

Los Angeles, CA 90067

Attn: Allyson Satin; Anton Feingold

Email: asatin@aresmgmt.com

           afeingold@aresmgmt.com

with a copy to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, California 90067

Attn: Philippa Bond, P.C.; H. Thomas Felix

Email: pippa.bond@kirkland.com

tommy.felix@kirkland.com

5. TAX TREATMENT. The Guarantor, the Company and SPAC shall: (a) treat, for U.S. federal income tax purposes, Guarantor’s Contribution as a contribution of cash by Guarantor to the Company in exchange for the OpCo Units in a transaction qualifying under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) use commercially reasonable efforts to cause Guarantor’s contribution of OpCo Units to SPAC pursuant to Section 2(c) together with the transactions contemplated by the Subscription Agreement and the transfers to the SPAC to be made on the date of the BCA Closing by Guarantor, the investor in the transactions contemplated by the Subscription Agreement and the other SPAC contributors (the “IRC Section 351 Contributions”), to qualify for nonrecognition treatment under Code Section 351(a) (such tax treatment in clause (a) and (b), the “Intended Tax Treatment”), (c) file all tax returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.351-3, as applicable), (d) take no position inconsistent with the Intended Tax Treatment (whether in audits, tax returns or otherwise), in the case of each of clauses (a) – (c), unless otherwise required by a governmental entity as a result of a “determination” within the meaning of Code Section 1313(a), and (e) not take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the IRC Section 351 Contributions from qualifying for the Intended Tax Treatment.

6. TERMINATION. This Letter Agreement shall automatically and immediately terminate, and the parties to this Letter Agreement shall have no further obligations or liabilities under this Letter Agreement upon the the termination of the Business Combination Agreement.

7. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Letter Agreement, and any claim, controversy or dispute arising under or in relation to this Letter Agreement or the relationship of the parties, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflict of Laws principles (whether of the State of Delaware or another jurisdiction) that would require or permit the application of the Law of another jurisdiction. The preceding sentence shall apply to all matters involving the validity, construction, effect, performance and remedies with respect to this Letter Agreement.

(b) Any Claim arising out of or based upon this Letter Agreement, the transactions contemplated by this Letter Agreement or the legal relationships of the parties created under this Letter may be instituted solely in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Chosen Courts”). Each party irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such suit, action or proceeding. Service of process, summons, notice or other document in accordance with Section 4 shall be effective service of process for any Claim brought in any Chosen Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in the Chosen Courts and irrevocably waive and agree not to plead or claim in any Chosen Court that any such Claim brought in any such court has been brought in an inconvenient forum. Any final and non-appealable judgment against a party in any proceeding described in this Section 7(b) shall be conclusive and may be enforced in any other jurisdiction within or outside of the United States by suit on such judgment. A certified copy of any such judgment shall be conclusive evidence of the fact and amount of such judgment. Any party may file an original counterpart or copy of this Section 7(b) with any court as written evidence of the irrevocable waiver of objections to venue or convenience of forum.

(c) Each of the parties acknowledges and agrees that any controversy that may arise under this Letter Agreement is likely to involve complicated and difficult issues, and therefore each such party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Letter Agreement or the transactions contemplated by this Letter Agreement. A judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8. SPECIFIC PERFORMANCE. Each party to this Letter Agreement: (i) acknowledges that the rights of each party to this Letter Agreement to consummate the transactions contemplated by this Letter Agreement are unique; (ii) recognizes and affirms that if this Letter Agreement is breached by any party to this Letter Agreement, money damages may be inadequate and the non-breaching parties to this Letter Agreement may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Letter Agreement were not performed by any party to this Letter Agreement in accordance with their specific terms or were otherwise breached. Accordingly, each party to this Letter Agreement shall be entitled to seek an injunction or restraining order to prevent breaches of this Letter Agreement and to seek to enforce specifically the terms and provisions of this Letter Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such party to this Letter Agreement may be entitled under this Letter Agreement, at law or in equity.

9. COUNTERPARTS. This Letter Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10. CONFIDENTIALITY. This Letter Agreement is delivered to the SPAC upon the condition that neither this Letter Agreement nor any of its contents shall be disclosed by the Company, the Guarantor or the SPAC or any of their respective Affiliates to any other Person, directly or indirectly, without the consent of the other parties to this Letter Agreement (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, this Letter Agreement or any of its contents may be disclosed: (a) as may be compelled in a judicial or administrative proceeding, by any regulatory administration, or as otherwise required by law or regulation or compulsory legal process; (b) to protect the Company’s, the Guarantor’s or the SPAC’s rights under, or to enforce the terms of, this Letter Agreement; or (c) as requested or required by a governmental or regulatory authority, including filings with the Securities and Exchange Commission or other regulatory bodies in the ordinary course of business.

11. ENTIRE AGREEMENT. This Letter Agreement embodies the entire agreement and understanding of the parties to this Letter Agreement in respect of the subject matter contained in this Letter Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Letter Agreement, which collectively supersede all prior agreements and the understandings among the parties to this Letter Agreement with respect to the subject matter contained in this Letter Agreement.

12. AMENDMENT; WAIVER. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company, the Guarantor and SPAC. The failure of any party to this Letter Agreement to assert any of its rights under this Letter Agreement shall not constitute a waiver of such rights.

13. MISCELLANEOUS. The parties to this Letter Agreement agree that they have each been represented by counsel during the negotiation and execution of this Letter Agreement and have participated jointly in the drafting of this Letter Agreement. Consequently, each of the parties to this Letter Agreement waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The descriptive headings in this Letter Agreement are inserted for convenience and identification purposes only and are not intended to be a part of or to describe, interpret, define or limit the scope, extent or intent of this Letter Agreement or any provision of this Letter Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Company, the Guarantor and SPAC has caused this Letter Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

X-ENERGY REACTOR COMPANY, LLC

By:	/s/ Mark Mize
Name: Mark Mize
Title: Senior Vice President and Chief Financial Officer

GHAFFARIAN ENTERPRISES, LLC

By:	/s/ Matthew Yetman
Name: Matthew Yetman
Title: Managing Member

ARES ACQUISITION CORP.

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Title: Chief Executive Officer and Co-Chairman

[Signature Page to Letter Agreement]